Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on July 25, 2008 at 8 a.m. EDT

Standard Register Reports Second Quarter 2008 Financial Results

DAYTON, Ohio (July 25, 2008) – Standard Register (NYSE: SR) today reported its financial results for the second quarter ended June 29, 2008.

Results of Operations

Net Income for the second quarter, 2008 was $1.4 million or $0.05 per share, compared to a Net Loss in the comparable quarter of 2007 of $4.6 million or $0.16 per share.  Through six months, Net Income was $3.9 million or $0.14 per share versus a Net Loss of $5.5 million or $0.19 per share in the prior year.

Revenue in the current quarter was $198.8 million, compared to $211.2 million in the same quarter of 2007.  On a year-to-date basis, revenue was $406.0 million versus $438.6 million in the prior year.  “Our revenue definitely reflects the effects of softening business activity among many of our customers during the first two quarters of this year,” said Dennis Rediker, president and chief executive officer.

“Notwithstanding the lower revenue, cost improvement gains achieved in the last half of 2007 carried forward to produce the quarter and six month earnings increases,” added Rediker.  The second quarter gross margin was 34.0 percent of revenue, compared to 31.8 percent a year earlier, and was in line with second half 2007 post-restructuring levels.  Operating SG&A expenses were also well below the prior year level and, aside from a modest up-tick in the current quarter’s healthcare costs, were also in line with the lower cost profile established at mid-year 2007.

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There were no restructuring or impairment expenses in the current quarter and pension loss amortization was well below prior year levels.  The table below isolates the impact of these expenses for the current and prior periods.

[$ Millions, rounded]	Effect on 2Q Income			Effect on YTD Income
CONTINUING OPERATIONS	2008	2007	Chg	2008	2007	Chg
Operations before Restructuring, Impairment
Amortization of Past Pension Losses &
the Pension Settlement Charge (Adjusted Operating Income)	8.1	3.3	4.8	18.5	12.7	5.8

Reconciliation to Net Income / (Loss):
Restructuring Expense	0.0	-1.8	1.8	0.0	-4.2	4.2
Impairment Expense	0.0	0.3	-0.3	-0.2	0.8	-0.9
Amortization of Past Pension Losses	-5.2	-7.1	1.9	-10.4	-14.1	3.7
Pension Settlement Charge	0.0	-3.2	3.2	0.0	-3.2	3.2
Income / (Loss) on Continuing Operations	2.9	-8.4	11.3	8.0	-8.0	16.0

Interest & Other Income / (Expense)	-0.5	-0.8	0.3	-1.2	-1.5	0.4
Pretax Income / (Loss)	2.4	-9.2	11.6	6.8	-9.5	16.4

Income Taxes	1.0	-3.8	4.9	2.9	-4.0	6.9
Net Income / (Loss) on Continuing Operations	1.4	-5.4	6.7	3.9	-5.5	9.4

DISCONTINUED OPERATIONS	0.0	0.7	-0.7	0.0	0.1	-0.1

TOTAL NET INCOME / (LOSS)	1.4	-4.6	6.0	3.9	-5.5	9.3

Earnings Per Share on Continuing Operations	0.05	-0.19	0.24	0.14	-0.19	0.33
Restructuring & Impairment Expenses	0.00	-0.03	0.03	0.00	-0.07	0.07
Pension Loss Amortization & Pension Settlement	-0.11	-0.22	0.11	-0.22	-0.37	0.15
All Other Continuing Operations	0.16	0.06	0.10	0.36	0.24	0.11

Discontinued Operations	0.00	0.03	-0.03	0.00	0.00	0.00
Total Earnings Per Share	0.05	-0.16	0.21	0.14	-0.19	0.33

Operating income before restructuring, impairment, pension loss amortization / settlement, interest & other expenses, and tax (Adjusted Operating Income) was $8.1 million for the quarter, compared to $3.3 million in the prior year.  On the same basis, the six month year-to-date results improved from $12.7 million last year to $18.5 million in the current year.

On the balance sheet, net debt (total debt less cash) decreased by $10.2 million during the quarter.  Through the first half of the year, positive cash flow has reduced net debt by $19.9 million, after capital spending, pension funding, and dividends.  The strong cash flow is attributed to improved results, lower working capital, and less capital spending.

Capital expenditures were $6.7 million through the first half and are expected to end the year in the $15 million - $18 million range, below earlier estimates.  Pension funding was $11.0 million through six months with an additional $9.0 million currently planned for the balance of the year, in line with earlier estimates.

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Outlook

Our most recent guidance indicated that 2008 revenue would not be significantly different from 2007.  Based on the condition of the economy and our experience in the second quarter, we now expect second half 2008 revenue to be slightly above the first half $406 million figure, bringing the total year in under 2007.

Our prior guidance called for modest double-digit Adjusted Operating Income for 2008.  The lower revenue forecast reduces our earnings estimate somewhat, but we expect Adjusted Operating Income to come in above the comparable 2007 amount, given our reduced cost profile and on-going efforts to control expense.

Dividend

Standard Register’s board of directors declared on July 24, 2008 a quarterly dividend of $0.23 per share to be paid on September 5, 2008, to shareholders of record as of August 22, 2008.

Conference Call

Standard Register president and chief executive officer Dennis L. Rediker, chief operating officer Joe Morgan and chief financial officer Craig Brown will host a conference call at 10 a.m. EDT on July 25, 2008, to review the second quarter results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, and amortization of past pension losses and pension settlement charges.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.

The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

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About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape. It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2008 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.  Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 30, 2007.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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		THE STANDARD REGISTER COMPANY

Q-T-D		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(In Thousands, except Per Share Amounts)	26 Weeks Ended	26 Weeks Ended
29-Jun-08	1-Jul-07		29-Jun-08	1-Jul-07
$198,827	$211,165	TOTAL REVENUE	$406,012	$438,596
131,140	144,000	COST OF SALES	269,304	295,496
67,687	67,165	GROSS MARGIN	136,708	143,100
		COSTS AND EXPENSES
58,213	67,561	Selling, General and Administrative	115,179	134,479
6,571	6,590	Depreciation and Amortization	13,402	13,245
-	(342)	Asset Impairment	164	(751)
(4)	1,752	Restructuring	5	4,158
64,780	75,561	TOTAL COSTS AND EXPENSES	128,750	151,131
2,907	(8,396)	INCOME (LOSS) FROM CONTINUING OPERATIONS	7,958	(8,031)
		OTHER INCOME (EXPENSE)
(523)	(886)	Interest Expense	(1,284)	(1,683)
47	99	Other income	129	167
(476)	(787)	Total Other Expense	(1,155)	(1,516)
		INCOME (LOSS) FROM CONTINUING OPERATIONS
2,431	(9,183)	BEFORE INCOME TAXES	6,803	(9,547)
1,041	(3,824)	Income Tax Expense (Benefit)	2,919	(3,999)
1,390	(5,359)	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	3,884	(5,548)
		DISCONTINUED OPERATIONS
-	(81)	Gain on sale of discontinued operations, net of taxes	-	(725)
2	816	Loss from discontinued operations, net of taxes	4	821
$1,392	($4,624)	NET INCOME (LOSS)	$3,888	($5,452)
28,754	28,677	Average Number of Shares Outstanding - Basic	28,745	28,656
28,773	28,677	Average Number of Shares Outstanding - Diluted	28,759	28,656
		BASIC AND DILUTED INCOME (LOSS) PER SHARE
$0.05	($0.19)	Income (Loss) from continuing operations	$0.14	($0.19)
-	-	Loss from discontinued operations	-	($0.03)
-	0.03	Gain [loss] on sale of discontinued operations	-	0.03
$0.05	($0.16)	Net Income (Loss) per share	$0.14	($0.19)
$0.23	$0.23	Dividends Paid Per Share	$0.46	$0.46

		BALANCE SHEET
		(In Thousands)	29-Jun-08	30-Dec-07
		ASSETS
		Cash & Short Term Investments	$4,114	$697
		Accounts Receivable	108,622	130,212
		Inventories	40,560	45,351
		Other Current Assets	24,441	22,523
		Total Current Assets	177,737	198,783
		Plant and Equipment	104,483	110,975
		Goodwill and Intangible Assets	7,806	7,861
		Deferred Taxes	76,171	80,852
		Other Assets	18,473	21,075
		Total Assets	$384,670	$419,546

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$159	$21
		Current Liabilities	75,294	87,342
		Deferred Compensation	10,703	12,010
		Long-Term Debt	35,319	51,988
		Retiree Healthcare	19,275	19,496
		Pension Liability	127,996	133,647
		Other Long-Term Liabilities	5,200	5,083
		Shareholders' Equity	110,724	109,959
		Total Liabilities and Shareholders' Equity	$384,670	$419,546